Exhibit 99.2

Units 3409-3412 Guangzhou CTF Finance Center No. 6 Zhujiang Road East Zhujiang New Town Guangzhou, PRC 510623 Tel: 86-20-39829000 Fax: 86-20-83850222 www.gfelaw.com

September 13, 2019

To: Global Internet of People, Inc.

Room 208 building 1, No. 28 Houtun Road,

Haidian District, Beijing,

People’s Republic of China

RE:	PRC Legal Opinion on Certain Legal Matters

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (the “Opinion”) on the PRC Laws (as defined below) effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We have acted as the PRC legal advisors for Global Internet of People, Inc. (the “Company” or “GIP”), a company incorporated under the laws of the Cayman Islands, solely in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), which filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market.

Capitalized terms used in this Opinion and not otherwise defined herein shall have the meanings given to them in the Registration Statement.

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[COMPANY] PRC Legal Opinion

I.	Documents and Assumptions

In rendering this Opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company and the PRC Companies (as defined below), and such other documents, corporate records, certificates, and Governmental Authorizations (as defined below) issued by officers of the Company and Government Agencies (as defined below) in the PRC, and other instruments as we have considered necessary or advisable for the purpose of rendering this Opinion (collectively, the “Documents”).

For the purpose of this Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of GFE Law Office and who have represented the Company; and (b) we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter and (c) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this Opinion.

In our examination of the Documents, we have assumed, without independent investigation and inquiry the following assumptions (the “Assumptions”) that:

1.	all Documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals and such originals are authentic;

2.	all Documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

3.	all the signatures, seals and chops on the Documents submitted to us are genuine;

4.	all the Documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and correct;

5.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

6.	each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation;

7.	each of the parties to the Documents, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation;

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8.	all Governmental Authorizations (as defined below) and other official statement or documentations provided to us are obtained from the competent Government Agencies by lawful means in due course;

9.	all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws (as defined below); and

10.	all required consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than of the PRC in connection with the transactions contemplated under the Registration Statement have been obtained or made, or where such required consents, license, permits, approvals, exemptions or authorizations have not been obtained or made as of the date hereof, no circumstance will cause or result in any failure for the same to be obtained or made.

II.	Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission;

“Government Agency” or “Government Agencies”	means any competent national, provincial, municipal or local government authorities, courts, arbitration commissions, or regulatory bodies of the PRC having jurisdiction over the PRC Entities (as defined below) in the PRC;

“Governmental Authorization”	means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws (as defined below) to be obtained from any Government Agencies;

“MOFCOM”	means the Ministry of Commerce of the PRC;

“M&A Rules”	means the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, jointly adopted by MOFCOM, CSRC, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange on August 8, 2006, which became effective on September 8, 2006, and was amended on June 22, 2009;

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“PRC Companies”	means the WFOE (as defined below) and its subsidiary, the VIE (as defined below) and its subsidiaries, collectively as listed in Schedule I, each of which is a limited liability company incorporated under the PRC Laws (as defined below);

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and the Supreme Court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;

“VIE”	means variable interest entity, here referred to Global Mentor Board (Beijing) Information Technology Co., Ltd.;

“VIE Agreements”	means a serial of contractual arrangements, as listed in Schedule II, made among WFOE (as defined below), the VIE and the shareholders of the VIE, through which WFOE gains full control over the management and receives the economic benefits of the VIE;

“WFOE”	means Beijing Mentor Board Union Information Technology Co, Ltd., which is the Company’s wholly-owned subsidiary in the PRC.

III.	Opinions

Based on our review of the Documents, and the statements and confirmations made by the Company and the PRC Companies, subject to the Assumptions and the Qualifications, as of the date hereof, we are of the opinion that:

1.	Incorporation and Existence. Each of the PRC Companies has been duly organized in accordance with the PRC Laws and validly exists as a wholly foreign owned enterprise or a domestic limited liability company, as the case may be, with full legal person status and limited liability under the applicable PRC Laws. Each of the PRC Companies is in good standing in each respective jurisdiction of its organization.

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2.	Corporate Structure. The descriptions of the corporate structure of the Company are set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate and nothing has been omitted from such descriptions that would make the same misleading in any material respects. The ownership structure of the PRC Companies as set forth in Schedule I, currently and immediately after giving effect to this Offering, complies with all existing PRC Laws.

3.	VIE Agreements. The statements set forth in the Registration Statement under the caption “Risk Factors—Risks Related to Our Corporate Structure” and “Corporate History and Structure—Contractual Arrangements between WFOE, SDH and Its Shareholders” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect. Schedule II hereto sets forth a true and accurate list of the VIE Agreements among the WFOE, the VIE and/or all the shareholders of the VIE who are the parties thereto.

Based on our understanding of the current PRC Laws,

(a) the ownership structure of the WFOE, the VIE and its subsidiaries set forth in Schedule II, both currently and immediately after giving the effect to the Offering, does not violate and will not violate any applicable PRC Laws currently in effect;

(b) each of the VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and conditions and the applicable PRC Laws currently in effect, and does not and will not, to the best of our knowledge after due and reasonable inquiries, have conflict with or result in a breach or violation of

i.	any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument to which the WFOE, the VIE or its shareholders is a party or by which any of them is bound or to which any of their properties or assets is subject, or
ii.	any requirements of the PRC Laws currently in effect;

(c) all required Governmental Authorizations in respect of the VIE Agreements to ensure the legality and enforceability in evidence of each of the VIE Agreements in the PRC have been duly obtained and are legal, valid and enforceable, and no further Governmental Authorization is required under the current PRC Laws or the performance of the terms thereof; provided, that any exercise by the WFOE of its rights under the Exclusive Option Agreement will be subject to any approval, appraisal or restriction required by the PRC Laws then in effect; and

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(d) To the best of our knowledge after due inquiry, none of the PRC Companies is in material breach or default in the performance or observance of the VIE Agreements to which it is a party.

However, as described in the Registration Statement, there are substantial uncertainties regarding the interpretation, implementation and application of the PRC Laws, and there can be no assurance that relevant Governmental Agencies will not take a view that is contrary to our opinions in this paragraph.

4.	Taxation. The statements set forth under the caption “Taxation—People’s Republic of China Taxation” in the Registration Statement with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects. We do not express any opinion in this paragraph concerning any law other than the PRC tax laws.

5.	M&A Rules. Pursuant to the M&A Rules, an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. We have advised the Company that neither approval of CSRC nor of the Ministry of Commerce is required for the listing and trading of the Company’s Shares NASDAQ Capital Market in the context of this Offering, because (a) the Company established the WFOE as a foreign-invested enterprise by means of direct investment rather than through a merger or acquisition of the equity or assets of a “PRC domestic enterprise” as defined under the M&A Rules; and (b) no provision in the M&A Rules clearly classifies transactions like the contractual arrangements among the WFOE, the VIE and its shareholder as a type of acquisition transaction falling under the M&A Rules. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

6.	Enforceability of Civil Liabilities. The statements as to the PRC Laws set forth in the Registration Statement under the caption “Enforceability of Civil Liabilities” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect. We have advised the Company that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. The PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. We have further advised that under the PRC Laws, the PRC courts will not enforce a foreign judgment against the Company or its officers and directors if the court decides that such judgment violates the basic principles of PRC Laws or national sovereignty, security or social public interest.

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7.	True Statements. The statements set forth in the Registration Statement relating to the PRC Laws or that are descriptions of agreements or instruments governed by the PRC Laws under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Corporate History and Structure”, “Business”, “Regulations”, “Management”, “Related Party Transactions”, “Taxation”, “Enforceability of Civil Liabilities”, and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), and elsewhere are true and accurate in all material respects, and fairly present and summarize the information and matters referred to therein. Nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

IV.	Qualifications

This Opinion is subject to the following qualifications (the “Qualifications”):

1.	This Opinion is limited to the PRC Laws and we express no opinion as to any other laws or regulations other than the PRC Laws. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.	This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

3.	Under the relevant PRC Laws, foreign investment is restricted in certain businesses. The interpretation and implementation of these PRC Laws, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

4.	This Opinion is subject to the effects of (a) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

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This Opinion is rendered to the Company by us in our capacity as the Company’s PRC legal advisors in connection with the Offering and, except as otherwise provided for herein, shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, the filing hereof as an exhibit to the Registration Statement, and to the reference to our name under the captions “Risk Factors”, “Corporate History and Structure”, “Regulation”, “Taxation”, “Enforceability of Civil Liabilities”, “Legal Matters”, and elsewhere in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ GFE Law Office

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Schedule I

List of PRC Companies and Shareholding Information

No.	Full Name	Date of Incorporation	Percentage of Effective Ownership	Principal Activities
PRC Subsidiary
1	Beijing Mentor Board Union Information Technology Co, Ltd. (“WFOE”)	June 3, 2019	100%	Holding company
VIE and its subsidiaries
2	Global Mentor Board (Beijing) Information Technology Co., Ltd.(“VIE” or “SDH”)	December 5, 2014	VIE	peer-to-peer knowledge sharing and enterprise service platform provider
3	Global Mentor Board (Hangzhou) Technology Co., Ltd. (“GMB (Hangzhou)”)	November 1, 2017	100%	Consulting, training and tailored services provider
4	Shidong(Beijing)Information Technology Co.,LTD. (“GMB (Beijing)”)	June 19, 2018	51%	information technology services provider
5	Global Mentor Board (Shanghai) Enterprise Management Consulting Co., Ltd.(“GMB Consulting”)	June 30, 2017	51%	Consulting services provider
6	Linking (Shanghai) Network Technology Co., Ltd. (“Linking”)	December 29, 2017	51%	network technology development services and technical consulting services provider
7	Shanghai Voice of Seedling Cultural Media Co.,Ltd. (“GMB Culture”)	June 22, 2017	51%	cultural and artistic exchanges and planning, conference services provider
8	Global Mentor Voice of Seedling Cultural Technology Co., Ltd.(“GMB Technology”)	August 29 2018	51%	Technical services provider

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Schedule II

List of VIE Agreements

1.	The Exclusive Technical and Consulting Services Agreement entered into between the WFOE and the VIE on June 10, 2019;
2.	The Equity Pledge Agreement entered into between the WFOE, and shareholders of the VIE on June 10, 2019;
3.	The Exclusive Option Agreement entered into between the WFOE, and shareholders of the VIE on June 10, 2019;
4.	The Powers of Attorney signed by shareholders of the VIE from June 2, 2019 to June 10, 2019;
5.	The Spousal Consents signed by each spouse of the individual shareholders of the VIE from June 4, 2019 to June 10, 2019.

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